Exhibit 23.4

EDWARDS SAUER & OWENS, P.C.	Certified Public Accountants & Business Advisors 500 Warner Centre, 332 Fifth Avenue, Pittsburgh, PA 15222 Phone: 412-281-9211 Fax: 412-281-2407 www.esocpa.com	A Professional Corporation Direct Dial:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-121405 on Form SB-2 of FedFirst Financial Corporation filed with the Securities and Exchange Commission on December 17, 2004, of our report dated December 1, 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Edwards Sauer & Owens, P.C.
Pittsburgh, Pennsylvania
January 26, 2005